As filed with the Securities and Exchange Commission on July 11, 2005;

File Number 333-120068

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment Number Two to

Form SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARTNERS FINANCIAL CORPORATION

(Name of small business issuer in its charter)

Florida	6035	20-1566911
(State of jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer incorporation No)

1575 Pine Ridge Road

Suite 15

Naples, Florida 34109

(239) 434-2069

(Address and telephone number of principal executive offices)

James S. Weaver

President and Chief Executive Officer

1575 Pine Ridge Road

Suite 15

Naples, Florida 34109

(239) 434-2069

(Name, address and telephone number of agent for service)

Copies Requested to:

Stuart G. Stein, Esq.

Steven E. Ballew, Esq.

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, DC 20004-1109

(202) 637-5600

and

A. George Igler, Esq.

Richard L. Pearlman, Esq.

Igler & Dougherty, P.A.

2457 Care Drive

Tallahassee, Florida 32308

(850) 878-2411

Approximate date of proposed sale to the public: As soon as practicable after this post-effective amendment becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common stock	3,000,000 shares	$10.00	$30,000,000	$3,801.00
Warrants to purchase common stock	1,500,000 warrants	$0.00	$0	$0.00

(1)	Up to 1,500,000 units composed of one share of common stock and one warrant to purchase one share of common stock. The registered shares represent the shares in the units, as well as the shares to be issued upon exercise of the warrants. Units will not be issued or certificated. Shares and warrants will be issued and certificated separately.
(2)	The securities offered hereby are expected to be sold on a best-efforts basis by certain of our directors and executive officers and no commissions will be paid on sales.
(3)	Estimated solely for the purpose of calculating the registration fee on the basis of the maximum number of units offered.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

[LETTERHEAD OF PARTNERS FINANCIAL CORPORATION]

July     , 2005

To the subscribers in our initial public offering:

We are asking that you reconfirm your subscription in our initial public offering. Certain information about our business relationships with our directors was inadvertently omitted from our original prospectus dated March 18, 2005. That information along with other updated information is contained in the enclosed prospectus supplement. Please review the supplement and return to us the new order form. You also may increase, decrease or cancel your subscription at this time. The order form must be returned to us by August     , 2005.

IF YOU DO NOT RETURN THE ORDER FORM, THE SUBSCRIPTION FUNDS YOU PREVIOUSLY SENT TO US WILL BE RETURNED TO YOU AND YOU WILL NOT BE PERMITTED TO PARTICIPATE IN OUR OFFERING.

It is our intention to open Partners Bank (In Organization) when we have received a minimum of $10.0 million in subscription proceeds and satisfied all regulatory requirements. We will continue to accept subscriptions until the earlier of the offering being fully subscribed, or September 14, 2005.

We look forward to having you as a shareholder.

Sincerely,

John G. Wolf	James S. Weaver
Chairman of the Board	President and Chief Executive Officer

PROSPECTUS SUPPLEMENT

Dated July     , 2005

(to the prospectus dated March 18, 2005)

This prospectus supplement provides additional information to be read in conjunction with our prospectus dated March 18, 2005. The updated information relates to our properties and proposed locations, as well as additional information regarding transactions with our related parties. This updated information, therefore, also relates to our operations, use of proceeds and capitalization, all as described below. We should have included descriptions of some of these transactions in our original prospectus. Information about our directors is also included.

DESCRIPTION OF THE RE-SOLICITATION OFFER

As of June 1, 2005, we had received $12,823,500 in subscriptions for 1,282,350 units pursuant to our original prospectus. Because some of the information not included in our original prospectus may be deemed material, our board of directors has decided not to accept subscriptions based on the original prospectus. We are making this re-solicitation offer because certain information about our business relationships with our directors and parties affiliated with them was inadvertently omitted from our prospectus dated March 18, 2005. To participate in our offering you must read this prospectus supplement and return the enclosed order form. On the order form, you may choose to reconfirm your subscription, increase or decrease the amount of your subscription or to cancel your subscription. If you choose to cancel your subscription or if you do not return the order form by August     , 2005, your subscription funds will be returned to you and you will not be permitted to participate in our offering. Your funds will be returned by check, and mailed to the address provided on your original subscription order form. If you desire to change your address of record, you must return the enclosed order form and indicate the new address as instructed on that order form.

The following steps should be followed to implement your investment decision after reviewing this supplement:

•	To invest the same amount as you previously indicated: Mark the box by the words: “Confirm previous subscription amount.” You do not need to send any additional funds to us. If you need information on your previous subscription amount, contact us at (239) 434-2069.

•	To increase your subscription amount: Mark the box by the words: “Increase subscription amount” and indicate, on the line below, the additional amount you wish to invest. If you need information on your previous subscription amount, contact us at (239) 434-2069. You must send us a check in the amount of the additional subscription amount. The check should be made payable to Independent Bankers Bank of Florida as escrow agent for Partners Financial Corporation (or IBB of FL as escrow agent for PFC).

•	To decrease your subscription amount. Mark the box by the words: “Decrease subscription amount” and indicate, on the line below, the amount of the decrease. If you need information on your previous subscription amount, contact us at (239) 434-2069. Your funds will be returned by check, and mailed to the address provided on your original subscription order form. If you desire to change your address of record, you must return the enclosed order form and indicate the new address as instructed on that order form.

•	To participate no further in the offering. Mark the box by the sentence: “I no longer wish to participate in the offering.” Your previous subscription amount will be returned to you promptly.

Regulatory Limitation: We will not be required to accept a subscription from any person who, in our judgment, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control the subscribed shares if such clearance or approval has not been obtained by September 14, 2005. In our sole discretion, we may conditionally accept subscriptions where the required regulatory approvals have not been received by September 14, 2005, in which case all funds received in payment of the subscription price will remain in the escrow account pending the receipt of all required regulatory approvals. If we conditionally accept a subscription pending regulatory approval, and if such approval is not received by December 31, 2005, the person subscribing will not receive any units in the offering and will receive a refund of the payment of the offering price as soon thereafter as practicable by mail. No interest will be paid on funds held in escrow.

DESCRIPTION OF PROPERTIES AND RELATED PARTY TRANSACTIONS

Partners Bank intends to operate initially from two locations, with Partners Financial Corporation’s headquarters located at the bank’s main office.

Mission Square Office

Partners Bank’s initial main office will be a storefront located in a strip retail shopping center at 1575 Pine Ridge Road, Naples, Florida. Partners Financial Corporation is currently using this office as its headquarters and will continue to do so after the Bank opens for business. The office consists of 2,850 square feet and is leased at an initial rate of $7,660 per month, beginning in December 2004. The lease term is for eight months ending August 2005, with an initial six-month renewal option and a subsequent five-year renewal option. Subject to regulatory approval, we plan to use this facility as a bank branch office after our Airport Road facility is ready for occupancy.

Upon selecting this site, we utilized the services of businesses owned and/or controlled by directors James E. Boughton and John M. DeAngelis to perform work on the site. Director Boughton’s architecture firm provided us with interior engineering and design services at a cost of $4,700. After this engineering work was completed, director DeAngelis’ company provided general contractor services for obtaining permits from Collier County and subcontracted the required electrical and plumbing work, including adding electrical outlets, relocating overhead lighting, and moving and adding sprinklers. As part of these services, an employee of director DeAngelis’ company provided on-site supervisory services for five weeks. The costs of the subcontractors were passed through directly to us, and director DeAngelis’ firm charged us $8,149 in management fees. The total amount paid to director DeAngelis’ firm, including amounts paid to subcontractors, was $42,875. These transactions were approved by the disinterested members of Partners Financial Corporation’s and the Bank’s Boards of Directors.

Airport Road Office

Temporary facility. Partners Bank also intends to operate an office from a site at 3021 Airport-Pulling Road, Naples Florida. Initially, this facility will be a branch office operated out of a 1,584 square foot modular unit. This unit requires extensive exterior modifications for it to meet the City of Naples municipal code, and we have paid director Boughton’s firm $4,365 to assure that the facility meets the applicable building codes. We currently anticipate opening this temporary branch office in the third quarter of 2005.

Permanent facility. We have contracted to purchase an office condominium on this same site. When it is ready for occupancy, we will seek regulatory approval to designate this facility as Partners Bank’s home office. At that time, we also intend to relocate Partners Financial Corporation’s headquarters to this site.

Partners Bank is expected to purchase a unit of approximately 7,200 square feet at an estimated cost of $2,000,000. Partners Financial Corporation is expected to purchase a unit of approximately 4,800 square feet at an estimated cost of $1,346,000. Since the construction prices, including the build-out of the offices, are based on the developer’s actual costs, the final, actual amounts may differ from these current estimates.

The developer of this office condominium project is Dorsett Associates, LLC. Director DeAngelis owns a 5.26% interest in Dorsett Associates. In addition, director DeAngelis’ father owns 19.74%, and a business partner of director DeAngelis owns 5.26%, of the developer. Therefore, director DeAngelis and individuals closely related to him have a 30.26% interest in the developer.

Director Boughton’s firm has contracted with Dorsett Associates, LLC to provide architectural and design services for the development, of which approximately $107,000 will be included in the total amount we will pay to the developer.

Furthermore, a contracting company owned by director DeAngelis and his business partner is expected to place a bid with Dorsett Associates LLC to act as general contractor on the condominium building. It is uncertain whether that company will be awarded the bid or what the amount of the contract will be. Pursuant to the terms of our contract with the developer, we have no right to select the architect or the contractor; such decisions are in the sole discretion of the developer. These transactions are, or will be, between the directors’ business associates and the developer and we will not make any payments to the developer until after construction is completed. However, we will indirectly be involved in payments to related parties of our directors because our cost is based on the developer’s actual costs. For this reason, the transactions have been fully disclosed to our Boards, and the disclosures will be updated when the terms of the developers’ agreements have been finalized. With knowledge of these facts, the disinterested members of the Boards have approved the purchase contract with Dorsett Associates LLC.

Goodlette Road Office

This freestanding office will be located approximately 300 yards west of the Mission Square office, in an outparcel of a neighboring shopping center known as Magnolia Square (on the northeast corner of Goodlette Frank Road and Pine Ridge Road, Naples, Florida). We will relocate our Mission Square office to this location when construction is complete and any regulatory requirements are satisfied. We intend to lease 4,000 square feet for a branch office of Partners Bank. We have not yet finalized the lease terms or negotiated a lease agreement on this facility. We expect the Goodlette Road office to be ready for occupancy in the second quarter of 2006.

A limited liability company (“Lessor Company”) owned by directors of the company will construct and own the building and will lease space to us. The rate of the lease will be determined by an independent lease appraisal. That appraisal and the lease will be subject to regulatory review. Directors Jack J. Crifasi, Jr. and James E. Boughton are the managing members of the Lessor Company, and the other members are directors Jerome J. Bushman, Howard F. Crossman, Jr., Sam F. Hamra, J. David Huber, Samuel J. Saad, Jr. and David R. White, and director John V. Hoey, III’s spouse. These nine members each own one-ninth of the equity interests in the Lessor Company.

This office location and lease/ownership relationship has been discussed in detail by the Boards and approved in concept. Prior to entering the lease, the disinterested directors of Partners Bank (Steven M. Watt, James S. Weaver and John G. Wolf) will review, discuss and approve the lease. The directors with ownership interests in the Lessor Company as well as director DeAngelis will not participate in those discussions and will abstain from any votes related to the lease. Further, since the Lessor Company is owned, directly or indirectly, entirely by directors of Partners Financial Corporation and Partners Bank who constitute a majority of the members of both boards, we have decided to obtain an independent appraisal to confirm that the terms of the lease are at least as favorable to us as could be obtained from an unrelated third party.

In addition, it is expected that the businesses associated with directors DeAngelis and Boughton will provide services to the Lessor Company. Mr. DeAgelis’ firm may be selected by the Company as the project’s contractor and Mr. Boughton’s firm may be selected as the project’s architect.

DIRECTORS OF PARTNERS FINANCIAL CORPORATION AND PARTNERS BANK

Ralph Abercia is resigning as a director for health reasons. However, as an organizing director, he will still be entitled to the benefits described in the prospectus dated March 18, 2005 for such persons.

James E. Boughton, age 52, has been the owner and President of Boughton Architects, Inc. in Naples, Florida since 1992 and received a Bachelor of Architecture from Kent State University in 1976. Since 2003, he has been the owner and Vice President of Internet Marketing Group of Naples, Inc., an internet marketing firm.

Jerome J. Bushman, age 62, is the founder of Bushmans, Inc., an agricultural firm and The Bushman Group, a private venture firm specializing in manufacturing and finance. He also is the President and Chairman of the Board of First Southeastern Banc Group, Inc. of Minnesota in Harmony, Minnesota, which is the holding company for First Southeast Bank in Harmony and Canton State Bank in Canton, Minnesota.

Jack J. Crifasi, Jr., age 56, is the President of Crifasi Enterprises, Inc., a real estate development company in Naples, Florida. He is also a Florida licensed real estate broker and the President of Crifasi Real Estate, Inc., also in Naples. In addition, Mr. Crifasi is involved as a director, shareholder or manager of several other companies. Mr. Crifasi received a Bachelor of Arts degree from Southern Illinois University in 1971.

Howard F. Crossman, Jr., age 61, is a Certified Public Account and the owner of his own CPA firm located in Naples, Florida. He is a former partner of KPMG, LLP in New York, New York where he worked for over 34 years. In 1965, Mr. Crossman received a degree of Bachelor of Science degree in accounting from the University of Connecticut.

John M. DeAngelis, age 36, is currently the Vice President and part owner of DeAngelis Diamond Construction, Inc., a general contracting and construction management firm in Naples, Florida. He is a general contractor licensed by the State of Florida. Mr. DeAngelis is also involved in the management and ownership of several real estate development and property management companies located in Naples. He is a graduate of the University of Florida School of Building Construction.

Sam F. Hamra, age 72, is an attorney licensed and practicing in the State of Missouri. He is also the Chairman and Chief Executive Officer of Hamra Enterprises, which controls Wendy’s of Missouri, Inc., which owns and operates twenty-three Wendy’s restaurants, Chicago Bread, LLC, and Boston Bread, LLC, which owns and operates thirty-six Panera Bread Cafes, SJH Inns, LP, and Jade Properties, LLC. He was a director of Missouri State Bank from 1999 to 2003. Mr. Hamra has a Bachelor of Science degree in business administration and a Bachelor of Laws from the University of Missouri. He also has served in the past on the Boards of Directors of Landmark Bancshares Corporation, Landmark Bank of Southwest Missouri, and Union Planters Bank of Southwest Missouri.

John V. Hoey, III, age 58, is a former managing partner of Lawrence, Donnell, Marcus LLP in New York, New York, a member of the New York Stock Exchange. He was with this company from 1981 until his retirement in 1995.

J. David Huber, age 58, is currently an executive managing director and is a past President of BISYS, a financial outsourcing company located in Columbus, Ohio. He is also a Chartered Financial Analyst (CFA) and was a licensed securities broker from 1987 to 2003. Mr. Huber received his Bachelor of Science degree and a Masters degree in business administration from Ohio State University. In addition, he is currently the Chairman of AmSouth Funds.

Samuel J. Saad, Jr., age 55, is the former owner of Sam Saad & Associates, a manufacturers’ representative firm located in Omaha, Nebraska, from which he retired in 2000. He currently lives in Naples, Florida. Mr. Saad received a Bachelor of Science degree in business administration from the University of Denver. He has a limited partnership interest in BH Equities, LLC, a real estate investment company.

Steven M. Watt, age 53, has been the President and owner of Gulfshore Homes, a real estate and construction company located in Bonita Springs, Florida, since 1994. He holds a Bachelor of Science degree from Ithaca College.

James S. Weaver, age 61, is the Chief Executive Officer and President of both Partners Financial Corporation and Partners Bank and has over 36 years of experience exclusively in the banking industry. From 2002 until 2003, Mr. Weaver was the President and Chief Executive Officer of Marine National Bank in Naples, Florida and President of its parent holding company Marine Bancshares, Inc. After leaving this company upon its sale, he took time to evaluate his professional options and then joined Partners Financial Corporation in August 2004. He was also the President and Chief Executive Officer of Village Banc of Naples and Naples Area President of its successor, Harris Trust/Bank of Montreal from 1997 to 2001, when he resigned to join Marine National Bank. Since 1968, Mr. Weaver has held numerous senior executive officer positions at banks throughout Florida and South Carolina.

David R. White, age 57, served as President of White Tire Distributors, Inc. in Roanoke, Virginia from 1972 until 2000, when the business was sold. Since 2000, he has been a principal in two companies which lease the commercial property on which the business operates. From 1997 to 1998, he was the regional director of Central Fidelity Bank in Virginia. Mr. White has a Bachelor of Arts degree in economics from Emory & Henry University in Emory, Virginia.

John G. Wolf, age 58, served as a member of the Board of Directors of Citizens Community Bancorp, Inc. from 1997 to 2001. While at Citizens Community Bancorp, Inc., he served as Assistant Treasurer, Chairman of the Audit Committee and

Chairman of the Strategic Planning Committee. He is a passive investor in commercial real estate projects in Lee and Collier Counties, Florida. He is a former director of the Florida Sports Shooting Association and a former member of the Governor’s Council on Sports and Fitness. Mr. Wolf is a practicing dentist in Naples, Florida. Mr. Wolf has a Bachelor of Science degree and a Doctorate of Dental Surgery from Temple University.

USE OF PROCEEDS

As described in our original prospectus, we intend to use $9,000,000 of our offering proceeds to capitalize Partners Bank. The remainder will be used to retire our preferred stock, repay draws on our line of credit, acquire and improve our premises, and for other corporate purposes. Based on minimum subscriptions of 1,000,000 units and our maximum of 1,500,000 units, we expect to receive gross proceeds of between $10,000,000 and $15,000,000. If we receive gross proceeds of less than $12,000,000, our directors have agreed to exercise warrants within the first full year following opening of the Bank with an aggregate exercise price equal to the difference between $12 million and the aggregate purchase price of subscriptions received. The proceeds are estimated to be allocated as follows:

	Minimum	Maximum
Offering Proceeds:	$10,000,000	$15,000,000
Proceeds from Exercise of Warrants	2,000,000	—

Offering Expenses	$95,000	$95,000
Redemption of Preferred Stock	325,000	325,000
Repayment of Line of Credit	500,000	500,000
Purchase of Airport Road Real Estate From Developer	396,000	396,000
Capitalization of Partners Bank	9,000,000	9,000,000
Developer’s Estimated Cost of Airport Road Construction	950,000	950,000
Working Capital	734,000	3,734,000

Total	$12,000,000	$15,000,000

Partners Bank is expected to use its $9,000,000 capitalization as follows:

Investments and Cash	$5,707,000
Preopening Expenses	600,000
Prepaid Expenses	70,000
Software Licenses	93,000
Furniture, Fixtures and Equipment	268,000
Build-out of Mission Square Office	102,000
Airport Road Modular Unit and Site Work	160,000
Purchase of Airport Road Real Estate From Partners Financial Corporation	600,000
Developer’s Estimated Cost of Airport Road Construction	1,400,000

Total	$9,000,000

After it opens, Partners Bank will utilize its cash and liquidate its investments to fund future loans and pay expenses.

CAPITALIZATION

The following table sets forth the pro forma capitalization of Partners Financial Corporation, depending on the number of units sold in the offering (total minimum of 1,000,000 units and maximum of 1,500,000 units). As discussed above under “Use of Proceeds,” in the event that subscriptions for fewer than 1,200,000 units are received, our directors have agreed to exercise warrants within the first full year following opening of the Bank with an aggregate exercise price equal to the difference between $12 million and the aggregate purchase price of subscriptions received. Under such circumstances, the pro forma total stockholders’ equity at the minimum of the offering would increase to $11,804,300, and book value per common share would increase to $9.82.

	At December 31, 2004		Pro Forma Capitalization Based Upon Minimum Offering		Pro Forma Capitalization Based Upon Maximum Offering
Stockholders’ Equity:
Common Stock, $0.01 par value per share, 0, 1,000,000 and 1,500,000 shares outstanding, respectively	—		10,000		15,000
Series A Preferred Stock, $100 redemption value per share, 1,300 shares outstanding	130,000	(1)	—		—
Additional Paid-In Capital	—		9,895,000	[2]	14,890,000	[2]
Accumulated Deficit	(120,700)		(120,700)		(120,700)
Total Stockholders’ Equity	$9,300		$9,784,300		$14,784,300
Book Value Per Common Share			$9.78		$9.86

(1)	Partners Financial Corporation issued an additional 650 shares of Series A Preferred Stock in January 2005 and a further 1,300 shares in the March to April 2005 period. All 3,250 shares then outstanding were redeemed for an aggregate purchase price of $325,000 in May 2005. These shares were redeemed from subscription funds provided by the organizing directors.
(2)	Taking into account $95,000 in estimated offering expenses.

REGULATION OF PARTNERS FINANCIAL CORPORATION

Partners Financial Corporation will be a non-diversified unitary savings and loan holding company within the meaning of the Home Owners Loan Act. We are permitted to engage in any activity that a bank holding company may engage in as being so closely related to banking or to managing or controlling banks as to be a proper incident thereto (unless the Office of Thrift Supervision prohibits or limits such activity), and any activity that a financial holding company may engage in as being financial in nature or incidental to such financial activity or as being complementary to a financial activity and not posing undue risk. We may also engage in limited additional activities that support the operations of a savings association. In the event that Partners

Bank were to fail to become a “qualified thrift lender,” as described in the original prospectus, we would be required to register with the Federal Reserve Board as a bank holding company and would be subject to all statues and regulations, including capital requirements and restrictions on permissible activities, as if we were a bank holding company.

THE OFFERING

We may engage an underwriter or sales agent to sell units on a best-efforts basis, and such underwriter or sales agent would receive a commission based upon such sales. It is anticipated that commissions paid to an underwriter or sale agent, if retained, will not exceed 7% of the $10.00 per unit sales price and that other expenses of such underwriting will not exceed an aggregate of $10,000.

EXPERTS

Our financial statements at March 31, 2005 and for the period from February 11, 2004 (Date of Incorporation) to march 31, 2005, included elsewhere in the registration statement have been included in reliance upon the reports of Hacker, Johnson & Smith, P.A., independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing matters.

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Naples, Florida

Audited Financial Statements

At March 31, 2005 and for the Period from February 11, 2004

(Date of Incorporation) to March 31, 2005

(Together with Report of Independent Registered Public Accounting Firm)

Index to Financial Statements

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Report of Independent Registered Public Accounting Firm

Partners Financial Corporation

Naples, Florida:

We have audited the accompanying balance sheet of Partners Financial Corporation (the “Company”) as of March 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for the period from February 11, 2004 (date of incorporation) to March 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2005, and the results of its operations and its cash flows for the period from February 11, 2004 (date of incorporation) to March 31, 2005, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA
Tampa, Florida
June 28, 2005

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Balance Sheet

March 31, 2005
Assets

Cash	$32,221
Equipment	140,265
Prepaid common stock offering costs	62,884
Deposits on property and equipment	149,309
Other assets	27,148

Total	$411,827

Liabilities and Stockholders’ Equity

Liabilities:
Other liabilities	3,872
Note payable	401,050

Total liabilities	404,922

Commitments and related party transactions (Notes 3 and 5)

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized, 2,350 shares issued and outstanding	235,000
Common stock, $.01 par value, 9,000,000 shares authorized, none issued or outstanding	—
Deficit accumulated during the development stage	(228,095)

Total stockholders’ equity	6,905

Total	$411,827

See Accompanying Notes to Financial Statements.

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Statement of Operations

Period from February 11, 2004 (Date of Incorporation) to March 31, 2005
Organizational expenses	$228,095

Net loss accumulated during the development stage	$228,095

See Accompanying Notes to Financial Statements.

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Statement of Stockholders’ Equity

Period from February 11, 2004 (Date of Incorporation) to March 31, 2005

	Preferred Stock	Common Stock	Accumulated Deficit	Total Stockholders’ Equity
Net loss accumulated during the development stage	$—	—	(228,095)	(228,095)
Issuance of preferred stock	235,000	—	—	235,000

Balance at March 31, 2005	$235,000	—	(228,095)	6,905

See Accompanying Notes to Financial Statements.

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Statement of Cash Flows

Period from February 11, 2004 (Date of Incorporation) to March 31, 2005
Cash flows used in organizational activities during the development stage:
Net loss accumulated during the development stage	$(228,095)
Increase in other assets	(27,148)
Increase in other liabilities	3,872

Cash flows used in organizational activities during the development stage	(251,371)

Cash flows from investing activities:
Purchase of equipment	(140,265)
Deposits on property and equipment	(149,309)

Net cash used in investing activities	(289,574)

Cash flows from financing activities:
Proceeds received from organizers	130,000
Proceeds from issuance of preferred stock	105,000
Proceeds from note payable	401,050
Payment of common stock offering costs	(62,884)

Net cash provided by financing activities	573,166

Net increase in cash	32,221

Cash at beginning of period	—

Cash at end of period	$32,221

Supplemental disclosures of cash flow information-
Cash paid during period for:
Interest	$—

Income taxes	$—

Noncash transaction-	$130,000
Transfer of due to organizers to preferred stock

See Accompanying Notes to Financial Statements.

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Notes to Financial Statements

At March 31, 2005 and the Period from February 11, 2004

(Date of Incorporation) to March 31, 2005

(1)	Summary of Significant Accounting Policies

General. Partners Financial Corporation (the “Company”) was incorporated on February 11, 2004 in the State of Florida. The Company plans to acquire 100% of the outstanding shares of Partners Bank (the “Bank”), which is planned to be chartered as a federal savings bank and located in Naples, Florida. The operations of the Company, which initially are intended to consist solely of the ownership of the Bank, have not commenced as of March 31, 2005. Therefore, with the exception of organizational costs, which are being expensed when incurred, accounting policies have not been established. The Company has adopted a fiscal year end of March 31.

Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)	Organization

On October 18, 2004, the Organizers of the Company filed applications for authority to become a thrift holding company and to organize a federally chartered savings bank with the Office of Thrift Supervision (“OTS”) and on October 19, 2004, the Organizers filed an application for federal deposit insurance with the Federal Deposit Insurance Corporation which was declared complete on January 28, 2005.

(3)	Commitments

The Company has entered into a purchase agreement dated October 19, 2004 to purchase a parcel of land for $996,000 for which they have paid a $96,000 deposit. The Company expects to close on the purchase of this property in the second quarter of fiscal 2005. The Company plans to purchase the parcel of land with the proceeds from the sale of common stock (see Note 5). The Company expects to construct on this land the main office of the Bank and an office for the Company. The developer of this project is related to a director of the Company. Also architectural services of approximately $107,000 will be provided by a company owned by a director.

The Bank’s initial main office will be a store front located in a strip retail shopping center. The lease is for $7,660 a month which expires in August 2005 and has a six month and five year renewal option. The Company expects to use this location as a branch office after the main office facility is completed. The Company utilized the services of businesses owned by two directors for architectural and general contractor services at a total cost to the Company of approximately $12,900. The Company is currently negotiating a lease agreement for a new branch which will replace the store front location in fiscal 2006. This branch will be leased from a company owned by various directors.

(continued)

PARTNERS FINANCIAL CORPORATION

(A Development Stage Company)

Notes to Financial Statements, Continued

(4)	Note Payable

On October 11, 2004, the Company obtained a $300,000 line of credit from the Independent Bankers’ Bank of Florida, Lake Mary, Florida. The line bears interest at the prime rate minus one percent. It is unsecured, but guaranteed by the Company’s Organizers. On November 15, 2004 the line was increased to $500,000. At March 31, 2005 the balance of the line outstanding was $401,050. This note payable was paid-off in May, 2005.

(5)	Sale of Common Shares and Warrants

In a Prospectus dated March 18, 2005, the Company offered a total of 1,500,000 shares of its common stock to the public. During the offering period, 1,500,000 shares were included in units with a unit consisting of one share of common stock and one warrant. Each warrant will entitle the holder thereof to purchase one share of additional common stock at $10. The price per unit was $10. A total of 1,500,000 units were offered for sale. The warrants are exercisable during the 36 month period following the commencement of banking operations. After the sale of 1,500,000 units has been completed, up to 1,500,000 shares will be available to holders of the warrants. However there can be no assurance given that any of the warrants will be exercised. The Company expects to incur approximately $95,000 in offering costs relating to this sale. As of June 10, 2005, the Company has issued 150,000 shares of common stock to 14 shareholders for $1.5 million.

The Company intends to adopt a directors’ warrant plan. This plan will only be adopted if the OTS consents. In the proposed plan the exercise price of the warrant will be will be $10 per share. The warrant will vest over a four year period and expire in five years.

(6) Preferred Stock

The Organizers of the Company contributed $130,000 to the Company for organizational expenses incurred by the Company. On October 14, 2004, the Company extinguished its $130,000 in debts due to its Organizers by issuing 1,300 shares of its Class A Preferred Stock, no par value (“Preferred Stock”). The Preferred Stock may be redeemed by the Company at any time for $100 per share and will only pay a dividend when and if declared by the Board of Directors. Holders of the Preferred Stock do not have voting rights, but do have a liquidation preference in the event the Company is liquidated or dissolved.

At March 31, 2005, the Company had sold a total of 2,350 shares of Class A Preferred Stock to the Organizers for $235,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24: Indemnification of Directors and Officers

The Company’s Articles of Incorporation provide that the Company shall indemnify its directors, employees, and agents to the fullest extent permitted by Florida law.

Under Florida law, the Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of duty of care or any other duty owed to the Company as a director, unless the breach of or failure to perform those duties constitutes:

•	a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful;

•	a transaction from which the director received an improper personal benefit;

•	an unlawful corporate distribution;

•	an act or omission which involves a conscious disregard for the best interests of the Company or which involves willful misconduct; or

•	an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Item 25: Other Expenses of Issuance and Distribution

The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission.

Legal Fees and Expenses	$55,000
SEC Registration Fees	3,801
State Registration Fees	8,307
Accounting Fees	2,500
Printing and Mailing Expenses	14,700
Miscellaneous Expenses	10,692

Total	$95,000

Item 26: Recent Sales of Unregistered Securities.

On October 14, 2004, January 26, 2005 and in March – April 2005, the Company issued 1,300, 650 and 1,300 shares, respectively, of its Class A Preferred Stock to its directors and directors of the Bank. The shares issued in 2004 were in consideration of the cancellation of $100 of debt, per share issued, which was owed by the Company to those individuals. The shares issued in 2005 were for cash consideration. The shares were sold in a private placement offering under Section 4(2) of the Securities Act of 1933.

Item 27: Exhibits and Financial Statement Schedules

The following exhibits are filed with the Securities and Exchange Commission and are incorporated by reference into this Registration Statement. The Exhibits denominated with an (a) were filed with the Company’s Form SB-2 which was filed with the Securities and Exchange Commission on October 29, 2004, the Exhibits denominated with a (b) were filed with the Company’s Pre-Effective Amendment Number Three to Form SB-2 which was filed with the Securities and Exchange Commission on January 27, 2005, the Exhibits designated with a (c) were filed with the Company’s Pre-Effective Amendment Number Four to Form SB-2 which was filed with the Securities and Exchange Commission on March 16, 2005, and the Exhibits designated with a (d) were filed with the Company’s Post-Effective Amendment Number One to Form SB-s which was filed with the Securities and Exchange Commission on July 5, 2005.

Exhibit Number	Description of Exhibit
(a) 3.1	Articles of Incorporation

(a) 3.2	Bylaws

(a) 4.1	Specimen Common Stock Certificate

(c) 4.2	2004 Warrant Plan - included in Prospectus as Appendix A

(c) 4.3	Form of Proposed Directors Warrant Plan

(a) 5.1	Opinion of Igler & Dougherty, P.A.

(b) 10.1	Form of Proposed Escrow Agreement

(a) 10.2	Sales Contract for Main Office

(a) 23.1	Consent of Igler & Dougherty, P.A. - included in Opinion - See Exhibit 5.1

23.2	Consent of Hacker, Johnson & Smith PA

(a) 24.1	Power of Attorney - included in Signature Page of Registration Statement

(d) 99.1	Stock Order Forms

Item 28. Undertakings.

The Registrant hereby undertakes that:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(2) In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) For the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(B)(1), or (4) or 497(h) under the Securities Act (§§ 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

(4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(5) It will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(6) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Post-Effective Amendment Number Two to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Naples, State of Florida on February 25, 2005.

PARTNERS FINANCIAL CORPORATION

Date: July 8, 2005	By:	/s/ James S. Weaver
James S. Weaver,
President and Principal Executive Officer

Date: July 8, 2005	By:	/s/ Charles T. DeBilio
Charles T. DeBilio
Principal Accounting Officer and Controller

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment Number One to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
* /s/ Charles T. DeBilio	Director	July 8, 2005
Ralph Abercia

* /s/ Charles T. DeBilio	Director	July 8, 2005
James Boughton

* /s/ Charles T. DeBilio	Director	July 8, 2005
Jerome J. Bushman

* /s/ Charles T. DeBilio	Director	July 8, 2005
Jack J. Crifasi, Jr.

* /s/ Charles T. DeBilio	Director	July 8, 2005
Howard Crossman

* /s/ Charles T. DeBilio	Director	July 8, 2005
John M. DeAngelis

* /s/ Charles T. DeBilio	Director	July 8, 2005
Sam F. Hamra

* /s/ Charles T. DeBilio	Director	July 8, 2005
John V. Hoey, III

* /s/ Charles T. DeBilio	Director	July 8, 2005
John D. Huber

* /s/ Charles T. DeBilio	Director	July 8, 2005
Samuel J. Saad, Jr.

* /s/ Charles T. DeBilio	Director	July 8, 2005
Steven M. Watt

* /s/ James S. Weaver	President, CEO, & Director	July 8, 2005
James S. Weaver

* /s/ Charles T. DeBilio	Director	July 8, 2005
David R. White

* /s/ Charles T. DeBilio	Chairman of the Board & Director	July 8, 2005
John G. Wolf

*	Pursuant to Power of Attorney filed October 29, 2004, authorizing James S. Weaver and Charles T. DeBilio, or either of them, as the true and lawful attorneys-in-fact to sign all amendments to the Form SB-2 Registration Statement File No. 333-120068